UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2010

QUANEX BUILDING PRODUCTS CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	1-33913	26-1561397
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 West Loop South, Suite 1500, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-961-4600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 26, 2010, the Board of Directors (the “Board”) of Quanex Building Products Corporation (the “Company”) approved certain changes to the compensation package offered to the Company’s non-employee directors. The revised compensation package is effective August 1, 2010. The compensation package was revised in order to eliminate per-meeting fees for both Board and Committee meetings, and to move to the quarterly payment of retainer fees. In addition, the retainer fee for the lead director and the respective Committee chairs was increased. Under the revised compensation package, members of the Board are compensated as follows:

•	Annual Cash Retainer – $50,000/year paid quarterly

•	Committee Member Retainer –

•	Member of Audit Committee: $7,500/year paid quarterly

•	Member of Compensation and Management Development Committee: $5,000/year paid quarterly

•	Member of Nominating and Corporate Governance Committee: $5,000/year paid quarterly

•	Committee Chairman Fees –

•	Chairman of Audit Committee: $15,000/year paid quarterly

•	Chairman of Compensation and Management Development Committee: $10,000/year paid quarterly

•	Chairman of Nominating and Corporate Governance Committee: $10,000/year paid quarterly

•	Lead Director Fee – $20,000/year paid quarterly

•	Annual Stock Retainer – Equivalent value of $25,000 in restricted stock units and equivalent value of $50,000 in options to purchase shares of the Company’s common stock. Both the restricted stock units and the stock options vest immediately upon issuance on October 31, however the restricted stock units are restricted until the director ceases to serve in such role.

•	Initial Stock Option Grant – Following the first full year of service as a director, each non-employee director receives an initial stock option grant to purchase 5,000 shares of the Company’s common stock. These options vest immediately.

•	Expense Reimbursement – Directors are reimbursed for their expenses relating to attendance at meetings.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANEX BUILDING PRODUCTS CORPORATION
(Registrant)

June 2, 2010	/s/ Kevin P. Delaney
(Date)	Kevin P. Delaney Senior Vice President – General Counsel and Secretary